Exhibit 10.2

John Stanley

610 Graisbury Avenue

Haddonfield, NJ 08033

Dear John,

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer to you of continued employment by Lighting Science Group Corporation (the “Company”), and will replace the prior letter agreement you entered into with the Company on April 7, 2010.

Effective Date. This letter will become effective on February 10, 2011.

Position, Responsibilities & Duties: Your job title will be Chief Operations Officer. You will initially report to the Chief Executive Officer. Your responsibilities and duties will be as the Chief Executive Officer may specify. You are expected to devote your full time professional efforts to the fulfillment of your responsibilities and duties.

Base Compensation: Your monthly salary will be twenty thousand eight hundred thirty three United States dollars and thirty three cents (US$20,883.33) (annualized, $250,000), less standard payroll deductions and all required withholdings, and will be paid in accordance with the Company’s payroll policies.

Performance Bonus: You will be eligible to participate in the Company’s performance bonus plan(s) up to a percentage of your base salary per fiscal year determined by the Company, based on a combination of company performance and personal achievements as determined by your manager each fiscal year.

Long Term Incentive Plan: You will be eligible to participate in the Company’s long term incentive plan.

Benefits: The Company currently offers a suite of benefits for you and your qualified dependents including medical, dental, vision and life insurance options, subject to the terms and conditions of each program. Additionally, you are eligible for paid sick time off and paid holidays to be taken in accordance with the Company’s policies. You will initially be eligible to accrue twenty (20) days of paid vacation per year of employment in accordance with the Company’s vacation policies. Additional details regarding benefits will be provided from Human Resources. The Company’s retains the right to modify, amend or terminate its employee benefit plans and programs at any time.

Required Documentation: To comply with the government-mandated confirmation of employment eligibility you may be required to complete an I-9 Employment Eligibility Verification form.

At Will Employment: Please understand the Company is an employment-at-will company. This means that you or the Company may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. The Company also reserves the right to amend its benefits, plans or programs at any time.

Severance. If your employment by the Company is terminated for “Cause”, you will not be entitled to severance pay and your options will immediately be forfeited and terminate. If your employment is terminated for other than Cause or if you resign for Good Reason, you will be entitled to a severance

Lighting Science Group Corporation www.lsgc.com

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payment equal to twelve (12) months of your base pay, payable in equal installments over twelve (12) months in accordance with the Company’s payroll practices, provided that the payments due within the first sixty (60) days after termination shall be accrued and paid on the sixtieth (60th) day following your termination. The severance benefit described in this paragraph is conditioned upon your executing and returning within 45 days immediately after your termination (and not revoking) a valid waiver and release of all claims that you may have against the Company, in a form provided by the Company.

“Cause” means your: (a) misrepresentation of your education or work experience or any matter upon which the Company relied in considering and offering you employment; (b) willful breach of your employment obligations, which, if curable, you fail to cure within thirty (30) days after receipt of a written notice of such breach; (c) gross negligence or recklessness in the performance or intentional non-performance of your material duties to the Company; (d) commission of a felony or a crime of moral turpitude; (e) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to the Company or any of its affiliates; or (f) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties for the Company, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties for the Company.

“Good Reason” means the occurrence, without your prior written consent, of any of the following events: (a) any material breach by the Company of its obligations under this Agreement; (b) a reduction in your base salary (other than a reduction made in connection with an across-the-board proportionate reduction in the base salaries of all officers of the Company that is no more than 10%); (c) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction that is not generally applicable to all executive level employees of the Company; or (d) a material reduction by the Company of your duties and level of responsibilities; provided, that any such event described in (a) through (d) above will not constitute Good Reason unless you deliver to the Company a written notice of termination for Good Reason within ninety (90) days after you first learn of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the delivery of such notice the Company has failed to cure the circumstances giving rise to Good Reason.

Change in Control. If, within two (2) years after a Change in Control, your employment is terminated by the Company or its successor without Cause or you resign for Good Reason, then, in lieu of the severance benefit set forth above, you will be entitled to a severance payment equal to twenty-four (24) months of your base pay, payable in equal installments over twenty-four (24) months in accordance with the Company’s payroll practices; provided that the payments due within the first sixty (60) days after your termination shall be accrued and paid on the sixtieth (60th) day following termination. The severance benefit described in this paragraph is conditioned upon your executing and returning within 45 days immediately after your termination (and not revoking) a valid waiver and release of all claims that you may have against the Company, in a form provided by the Company.

“Change in Control” will have the meaning given to such term in the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan, or any successor thereto.

Resignation Notice. In the event you elect to discontinue your employment by the Company, you shall give the Company notice of at least four (4) weeks. The Company may elect to shorten or waive the four (4) week period. During such notice period, your salary and benefits in effect at the time of such notice shall remain in effect. Notwithstanding the foregoing, the Company retains the option of terminating your employment upon such notice or before the end of the notice period. If you elect to discontinue your employment by the Company and even if the Company terminates your employment prior to the end of the notice period, you will not be eligible for a severance payment.

Lighting Science Group Corporation www.lsgc.com

New York	California	Florida	United Kingdom	Japan	Hong Kong

Additional Terms & Conditions of Employment. You will be required to comply with the additional terms and conditions of employment attached hereto as Exhibit A concerning, among other things, confidentiality, assignment of inventions and works of authorship, non-competition, and non-recruitment.

Application of Section 409A. Each payment under this agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or in compliance with Section 409A, and the provisions of this letter will be administered, interpreted and construed accordingly. Without limiting the generality of the foregoing, the term “termination” of employment or any similar term used herein will be interpreted to mean “separation from service” within the meaning of Section 409A to the extent necessary to comply with Section 409A. In addition, notwithstanding any provision of this letter to the contrary, any payment that is subject to the six-month delay under Section 409A(a)(2)(B) of the Internal Revenue Code for a “specified employee”, if applicable, shall not be paid or commence until the earliest of: (i) the first day of the seventh month after your date of termination, (ii) the date of your death, or (iii) such earlier date as complies with the requirements of Section 409A. Each payment hereunder subject to Section 409A shall be considered a separate payment for purposes thereof.

If you wish to accept continued employment under the terms described above, please sign and date this letter and exhibit and return to me.

By signing this letter, you acknowledge that this offer letter supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this letter comprises the complete agreement between you and the Company concerning the offer of employment by the Company.

If you have any questions regarding this offer, please do not hesitate to contact me. Questions concerning the Company’s benefit plans may be directed to Bruce Krangel.

I look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely yours,

/s/ Richard Weinberg
Richard Weinberg
Interim Chief Executive Officer

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Lighting Science Group Corporation www.lsgc.com

New York	California	Florida	United Kingdom	Japan	Hong Kong

I understand and accept the conditions of this letter and attachments. My acceptance also represents that I am not bound by any other agreements that would prohibit me from fulfilling the roles and responsibilities of Chief Operations Officer with Lighting Science Group Corporation. I understand that my employment is subject to and contingent upon my execution of the agreement attached to this letter as Exhibit A.

AGREED TO AND ACCEPTED BY:

/s/ John Stanley
Signed: John Stanley

March 8, 2011
Date

Lighting Science Group Corporation www.lsgc.com

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